Exhibit 1(k)

BLACKROCK MUNICIPAL SERIES TRUST

CERTIFICATION OF CLASSIFICATION OF SHARES

The undersigned, Secretary of BlackRock Municipal Series Trust, a Massachusetts business Trust (the “Trust”), does hereby certify that:

At a meeting of the Trustees of the Trust on November 12, 2013, the Trustees changed the name of the Trust’s sole series, BlackRock Intermediate Municipal Fund, to BlackRock Strategic Municipal Opportunities Fund, effective as of January 27, 2014.

Witness my hand and seal this 23rd day of January, 2014.

/s/ Benjamin Archibald
Benjamin Archibald
Secretary